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                         ENHANCED DEATH BENEFIT RIDER

The "Death Benefits Before Annuitization" provision of the annuity contract to which this rider is attached is hereby deleted and replaced with the following.

DEATH BENEFITS BEFORE ANNUITIZATION
A death benefit is payable to the beneficiary upon the earlier death of you or the annuitant while this contract is in force and prior to annuitization.

As of the date we receive due proof of death, we will pay the beneficiary the greatest of the following amounts, less any applicable purchase payment credits that have not vested:

1.   the contract value; or

2.   the "Return of Payment Value"; or

3.   the "Maximum Anniversary Value"; or

4.   the Variable Account 5% Floor.

RETURN OF PAYMENT VALUE (ROP) DEFINITION
The ROP is the total purchase payments and any applicable purchase payment credits made to the contract, minus "adjustments for partial withdrawals".

MAXIMUM ANNIVERSARY VALUE (MAV) DEFINITION
The MAV is zero prior to the first contract anniversary after the effective date of this rider.

On the first contract anniversary after the effective date of this rider, we set the MAV equal to the greater of:

1.   current contract value; or

2.   the ROP.

Thereafter, we increase the MAV by any additional purchase payments and any applicable purchase payment credits and reduce the MAV by "adjustments for partial withdrawals".

Additionally, on every subsequent contract anniversary prior to the earlier of your or the annuitant's 81st birthday, we compare the MAV to the current contract value and we reset the MAV to the higher amount.

ADJUSTMENTS FOR PARTIAL WITHDRAWALS DEFINITION
"Adjustments for partial withdrawals" are calculated for both the MAV and ROP separately for each partial withdrawal using the following formula:

                  A  X  B       where:
                  -------
                     C

A    = the partial withdrawal including any applicable withdrawal charge

B    = the applicable ROP or MAV on the date of
       (but prior to) the partial withdrawal
       (if adjustment is to be for ROP, use ROP, if adjustment is to be for MAV, use MAV)

C    = the contract value on the date of (but
       prior to) the partial withdrawal.

VARIABLE ACCOUNT 5% FLOOR DEFINITION
Prior to the earlier of your or the annuitant's 81st birthday, the Variable Account 5% Floor is equal to the sum of:

1.   any value in the One-Year Fixed Account, if applicable; and

2.   any value in any Guaranteed Period Account (GPA); and

3.   the variable account floor.

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VARIABLE ACCOUNT FLOOR DEFINITION
The variable account floor is zero prior to the first contract anniversary after the effective date of this rider.

On your first contract anniversary after the effective date of this rider, the variable account floor is established by:

1. accumulating your initial purchase payment and any applicable purchase payment credits allocated to the variable subaccounts and the DCA Fixed Account at 5% if this rider was effective on the contract date;

     or

     accumulating your prior contract anniversary's contract value that was allocated to the variable subaccounts and the DCA Fixed Account at 5%, if this rider was effective on a contract anniversary;

     and then

2. adding any other purchase payment and any applicable purchase payment credits you allocated to the variable subaccounts and the DCA Fixed Account during the prior contract year; and then

3. subtracting any "adjusted withdrawals" or "adjusted transfers" you made from the variable subaccounts or the DCA Fixed Account during the prior contract year.

On any subsequent day that you allocate additional purchase payment and any applicable purchase payment credits to or withdraw or transfer amounts from the variable subaccounts or the DCA Fixed Account, we adjust the floor by adding the additional purchase payment and any applicable purchase payment credits and subtracting the "adjusted withdrawals" or "adjusted transfers."

The amount of purchase payment and purchase payment credits (if applicable) withdrawn from or transferred from any subaccount or fixed account (if applicable) or GPA account is calculated as (a) times (b) where:

(a) is the amount of purchase payment and purchase payment credits (if applicable) in the account or subaccount on the date of but prior to the current withdrawal or transfer; and

(b) is the ratio of the amount transferred or withdrawn from the account or subaccount to the value in the account or subaccount on the date of (but prior to) the current withdrawal or transfer.

On each subsequent contract anniversary prior to the earlier of your or the annuitant's 81st birthday, and prior to the earlier of your or the annuitant's death, we increase the variable account floor by an amount equal to 5% of the prior contract anniversary's variable account floor.

We no longer annually increase the variable account floor at 5% after the earlier your or the annuitant's 81st birthday, or the earlier of your or the annuitant's death.

ADJUSTED WITHDRAWALS, ADJUSTED TRANSFERS DEFINITION
We calculate "adjusted withdrawals" or "adjusted transfers" (used in determining the variable account floor described above) as the result of X times Y where:

X    = the ratio of the amount of withdrawal (including any withdrawal charges) or transfer from the variable subaccounts and the DCA Fixed Account to the total in the variable subaccounts and the DCA Fixed Account on the date of (but prior to) the withdrawal or transfer.

Y    = the variable account floor on the date of (but prior to) the withdrawal or transfer.

Any amounts payable or applied by us as described in the Contract will be based on the contract values as of the valuation date on or next following the date on which due proof of death is received at our corporate office. Due proof of death includes all documents needed to complete the beneficiary's claim.

This Rider is effective as of the contract date of this contract unless a different date is shown here.


RIVERSOURCE LIFE INSURANCE COMPANY



/s/ Thomas R. Moore
----------------------------------
    Thomas R. Moore
    Secretary


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